Bravo Brio Restaurant Group Shareholders Approve Merger Agreement with Spice Private Equity, an affiliate of GP Investments

Columbus, Ohio - May 22, 2018 - Bravo Brio Restaurant Group, Inc. (NASDAQ:BBRG) (“BBRG” or the “Company”), owner and operator of the BRAVO! Cucina Italiana and BRIO Tuscan Grille restaurant concepts, announced that at a Special Meeting of Shareholders held earlier today, the Company's shareholders overwhelmingly approved the merger agreement pursuant to which a subsidiary of Spice Private Equity Ltd. (“Spice”), a Swiss investment company focused on private equity investments that is controlled by GP Investments, Ltd. ("GP"), a leading private equity and alternative investment firm, will acquire the Company.

Under the terms of the merger agreement dated March 7, 2018, BBRG’s shareholders will receive $4.05 per share in cash, without interest and less any applicable withholding taxes, representing an enterprise value of approximately $100 million.

The transaction is expected to close on May 24, 2018 at which time BBRG’s common shares will cease trading on the NASDAQ.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

About GP Investments, Ltd.

GP Investments is a leading alternative investment firm. Since its founding in 1993, GP Investments has raised $5 billion from investors worldwide and has completed investments in more than 50 companies and has executed over 20 equity capital market transactions. GP Investments has a consistent and disciplined investment strategy targeting established companies that have the potential to grow and be more efficient and profitable by becoming leaders in their industries. Since 2006, GP Investments has been listed on the Brazilian Stock Exchange (B3 S.A. - Brasil, Bolsa, Balcão) under the ticker symbol GPIV33 and on the Luxembourg Stock Exchange. The firm currently has offices in São Paulo, New York, London and Bermuda. For more information, visit www.gp-investments.com.

About Spice Private Equity Ltd.

Spice Private Equity Ltd. is a Swiss investment company focused on private equity investments. Spice Private Equity Ltd. has over a decade of operating history and is managed by GP Advisors, a subsidiary of GP. The company is listed on the SIX Swiss Exchange under the ticker symbol SPCE. For more information, visit www.spice-private-equity.com.

Contacts for BBRG:
Investor Relations
Raphael Gross / Dara Dierks
(203) 682-8253 / (646) 277-1212

Media Relations
Jake F. Malcynsky
(203) 682-8375

Contacts for GP Investments:
Investor Relations
Joel La Banca Neto
+55 11 3556-5505

Media Relations
Brooke Flohr
(646) 805-2823

Contact for Spice:
Investor & Media Relations
Rodrigo Boscolo
+41 41 710 70 60